UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 25, 2006

Medicsight, Inc
(Exact name of registrant as specified in its charter)

Delaware	0-26886	13-4148725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Kensington Centre, 66 Hammersmith Road, London		W14 8UD
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    011-44-20-7605-7950

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 25, 2006, we executed a 10 year agreement with Pirbright Holdings Limited, to lease 8,787 square feet of modern open plan, more work efficient, office space at the Kensington Centre, 66 Hammersmith Road, London W14 8UD, UK, and simultaneously vacated premises with no further obligations at 46 Berkeley Square, London W1J 5AT, UK (where we previously paid the same annual amount for 3,876 square feet of office space).  This new lease commenced on August 25, 2006.

Under this new lease agreement our UK property rent, services and related costs will be approximately £360,000 ($685,000) per annum, paid quarterly in advance.  We have the right to terminate this agreement on the expiry of the fifth year of the lease.  Our annual rent is subject to upward only review on August 24, 2011. We have two 10-month rent-free periods: the first commencing August 25, 2006; the second commencing August 25, 2011.

This office becomes our principal executive office.

About Medicsight

Medicsight develops enterprise-wide computer-aided detection (CAD) software that is used by the medical imaging market to aid in earlier detection of disease. Tested on one of the world’s largest databases of CT scan data, Medicsight’s software solutions help clinicians identify, measure, and analyze suspicious pathology, such as colorectal polyps and lung lesions. The company’s FDA-approved CAD products include ColonCAD, the first CAD technology available for CT colonography, and LungCAD.  Both products include a concurrent-read feature that allows clinicians to review the original image simultaneously with the Medicsight CAD findings, which results in improved workflow and productivity. Medicsight continues to develop CAD software for a variety of disease states that can help in the early detection of disease and ultimately improve patient outcomes. The company is also establishing through its new majority-owned subsidiary Medicexchange PLC a global online community for medical imaging professionals. The portal will contain a variety of relevant clinical papers, training materials and content. This combined with a multi-vendor online sales channel for diagnostic, treatment and surgery planning solutions will give these professionals access to information and products that they otherwise would have difficulty accessing. Medicexchange will offer medical imaging software vendors a single channel through which they can access a large community of medical imaging professionals globally in order to sell and market their product solutions. Medicexchange is scheduled to be available later in 2006. Headquartered in London, Medicsight employs more than 60 people and also has offices in the United States, Gibraltar, Japan, and China. Product and company information can be found on www.medicsight.com. Stock symbol: AMEX:MGT

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDICSIGHT, INC.

	By:	/s/ Tim Paterson-Brown
Tim Paterson-Brown
Chief Executive Officer
Date: August 30, 2006